Exhibit 3.5
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
FIRST INTERSTATE BANCSYSTEM, INC.
     Pursuant to Section 35-1-230 of the Montana Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to the Articles of Incorporation of First Interstate BancSystem, Inc.:
     FIRST : The name of the corporation is First Interstate BancSystem, Inc. (the “Corporation”).
     SECOND : The Corporation hereby designates 5,000 shares of the Preferred Stock as Series A Preferred Stock. The Statement of Designations, Rights, Preferences and Limitations for the First Interstate BancSystem, Inc. Series A Preferred Stock, attached hereto as Exhibit A, is hereby incorporated into and made a part of the Articles of Incorporation of the Company.
     THIRD : The foregoing amendments to the Articles of Incorporation were duly adopted by the Board of Directors of the Company on September 27, 2007, without shareholder action being required.
     FOURTH : The effective date and time of this document shall be the date and time of filing with the Secretary of State.

FIRST INTERSTATE BANCSYSTEM, INC.
By:	/s/ Lyle R. Knight
Lyle R. Knight, President and
Chief Executive Officer

Exhibit A
Statement of Designations, Rights, Preferences and Limitations
for the
First Interstate BancSystem, Inc.
Series A Preferred Stock
     First Interstate BancSystem, Inc., a Montana corporation (the “Corporation”), hereby designates 5,000 shares of the Corporation’s presently authorized preferred stock, without par value (“Preferred Stock”), as “6.75% Series A Noncumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”). The Series A Preferred Stock shall be a single series of non-cumulative perpetual preferred stock and shall be issued on terms and subject to rights and conditions required under Federal Reserve regulations and policy statements generally applicable to bank holding companies for qualification as Tier 1 capital, including, without limitation, Federal Reserve Regulation Y, Appendix A. The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and other terms and conditions of the Series A Preferred Stock are as follows:
     1. Rank. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation of the Corporation, rank senior to all classes or series of the Corporation’s common stock, without par value (“Common Stock”), and to all equity securities whether now or hereafter issued by the Corporation.
     2. Dividends.
          (a) Subject to Section 2(f), holders of record of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”), out of funds legally available therefor, noncumulative cash dividends at a rate per annum equal to 6.75% of the liquidation preference thereof from, and including, the closing date (the “Issue Date”) of that certain Stock Purchase Agreement dated as of September 18, 2007 (the “Stock Purchase Agreement”) by and between the Corporation and First Western Bancorp., Inc. n/k/a Christen Group, Inc. (“First Western”). Such dividends shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each, a “Dividend Payment Date”), commencing April 1, 2008 and shall be computed on the basis of a 360-day year and the actual number of days elapsed in such Dividend Period (as defined below); provided, however, that if any Dividend Payment Date other than a Redemption Date (as defined in Section 4(a)) falls on a day that is not a Business Day (as defined below), then any dividends payable shall be paid on, and such Dividend Payment Date shall be moved to, the next succeeding Business Day, and additional dividends shall accrue for each day such payment is delayed as a result thereof. Dividends declared in respect of a Dividend Payment Date shall be payable to the holders of record of Series A Preferred Stock appearing in the stock records of the Corporation at the close of business on the applicable record date (whether or not a Business Day), which shall be a date designated by the Board of Directors for the payment of dividends that is not less than 10 nor more than 60 calendar days immediately preceding such Dividend Payment Date (each, a “Dividend Record Date”).

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the City of New York or Billings, Montana are permitted or required by law, executive order or regulation to close.
“Dividend Period” means (i) in the case of the initial period, the period from, and including, the Issue Date to, but excluding, the initial Dividend Payment Date (the “Initial Dividend Period”) and (ii) thereafter, the period from, and including, the first day following the end of the preceding Dividend Period to, but excluding, the applicable Dividend Payment Date or, in the case of the last Dividend Period, the related Redemption Date, as applicable.
          (b) No dividend on the Series A Preferred Stock shall be authorized or declared or paid or set apart for payment by the Corporation if at such time (i) the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach or default thereunder or (ii) such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.
          (c) Except as otherwise specified herein, the Series A Preferred Stock shall not be entitled to any dividends in excess of the full noncumulative dividends declared thereon. In addition, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend on the Series A Preferred Stock that may be in arrears.
          (d) Except as provided in the next succeeding sentence, if any shares of Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared or paid or set apart for payment, and no other dividend or distribution shall be declared or made upon, the Corporation’s Common Stock or any other equity securities of the Corporation unless full dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid for three consecutive Dividend Periods, the most recent of which is the then current Dividend Period, or, if there have been fewer than three Dividend Periods since the Issue Date, for each Dividend Period commencing on or after such Issue Date. When dividends are not paid in full upon the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock shall be authorized and declared by the Corporation on a pro rata basis so that the amount of dividends per share of Series A Preferred Stock shall be the same.
          (e) If any shares of Series A Preferred Stock are outstanding, none of the Corporation’s Common Stock or other equity securities shall be redeemed, purchased or otherwise acquired, directly or indirectly, for any consideration (or any monies be paid to or made available for a sinking fund for the redemption thereof) by the Corporation (except by conversion into or exchange for the Corporation’s Common Stock or other equity securities ranking, as to dividends and upon liquidation, junior to the Series A Preferred Stock) unless full dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid for three consecutive Dividend Periods, the most recent of which is the then current Dividend Period, or, if there have been fewer than three Dividend Periods since the Issue Date of Series A Preferred Stock, for each Dividend Period commencing on or after such Issue Date.
          (f) If declared by the Board of Directors, dividends on the shares of Series A Preferred Stock shall be paid in cash or immediately available funds on the applicable Dividend

Payment Date; provided, however, that the Corporation shall have the right to direct that the dividends otherwise payable to the holders of the Series A Preferred Stock shall be made to the Corporation in accordance with the provisions of Section 7.
     3. Liquidation.
          (a) Subject to Section 3(e), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively, a “liquidation”), holders of record of Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders (after payment or provision for payment of all debts and other liabilities of the Corporation) an amount equal to the liquidation preference of $10,000 per share, plus (i) all accrued but unpaid dividends for the then current Dividend Period (whether or not earned or declared) until the date of payment and (ii) all accrued but unpaid dividends that have been declared with respect to one or more prior Dividend Periods (but without accumulation of any previously undeclared and unpaid dividends for prior Dividend Periods), before any distribution of assets is made to holders of the Corporation’s Common Stock or any other equity securities. After payment of the full liquidating distributions to which they are entitled, the holders of Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.
          (b) If, upon any liquidation of the Corporation, the legally available assets of the Corporation are insufficient to make full payment to holders of the Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
          (c) The following events, individually or as part of a series of transactions, shall not be considered a liquidation of the Corporation within the meaning of this Section 3: (i) a consolidation or merger of the Corporation with or into another entity; (ii) the merger of another entity with or into the Corporation; (iii) a statutory share exchange by the Corporation; or (iv) a sale, lease, transfer or conveyance of less than 50% of the Corporation’s assets.
          (d) Written notice of any liquidation of the Corporation, stating the amount of any resulting liquidating distributions and the payment date when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by the Corporation by first class mail, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the payment date stated therein, to each holder of record of Series A Preferred Stock at its address appearing in the stock records of the Corporation.
          (e) Liquidating payments to the holders of Series A Preferred Stock shall be paid in cash or immediately available funds; provided, however, that the Corporation shall have the right to direct that the liquidating payments otherwise payable to the holders of the Series A Preferred Stock shall be made to the Corporation in accordance with the provisions of Section 7.
     4. Redemption.
          (a) The shares of Series A Preferred Stock are not redeemable prior to the fifth anniversary of the Issue Date, except as set forth in Section 4(j). After the fifth anniversary of the Issue Date, the Corporation, at its option, upon the giving of written notice as provided in

Section 4(d) and subject to the receipt by the Corporation of prior approval from the Board of Governors of the Federal Reserve System, if then required under the capital guidelines or policies of the Board of Governors of the Federal Reserve System, may redeem shares of the Series A Preferred Stock, in whole or from time to time in part, for cash at a redemption price per share (the “Redemption Price”) equal to $10,000 per share, plus (i) all accrued but unpaid dividends for the then current Dividend Period (whether or not earned or declared) to, but excluding, the date such shares shall be considered redeemed (the “Redemption Date”) and (ii) all accrued but unpaid dividends that have been declared with respect to one or more prior Dividend Periods (but without accumulation of any previously undeclared and unpaid dividends for prior Dividend Periods). The Corporation may redeem shares of the Series A Preferred Stock, in whole or from time to time in part, pursuant to the exercise of its setoff rights as set forth in Section 7.
     If any Redemption Date falls on a day that is not a Business Day, then such Redemption Date shall be the next succeeding Business Day, and no additional dividends shall accrue on the related payment as a result of such delay.
          (b) Subject to Section 4(j), the Redemption Price for shares of Series A Preferred Stock designated for redemption shall be paid by the Corporation in immediately available funds against presentation and surrender of such shares at a place specified for such purpose in the notice described in Section 4(d), and such shares shall thereupon be canceled; provided, however, that if such Redemption Date falls after a Dividend Record Date and on or prior to the related Dividend Payment Date, then the dividends payable on such Dividend Payment Date shall be paid to the holders of record on the close of business on such Dividend Record Date notwithstanding the redemption thereof on such Redemption Date or the Corporation’s default in the payment of such dividends on such Dividend Payment Date.
          (c) If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed in accordance with Section 4(a), the shares to be redeemed shall be redeemed pro rata (including fractional shares as may be applicable) from all holders of Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock represented by any certificate therefor are to be redeemed, the Corporation shall issue without charge to the holder thereof a new certificate representing the shares of Series A Preferred Stock not so redeemed.
          (d) Notice of redemption will be mailed by the Corporation or its agent, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the applicable Redemption Date, to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective addresses appearing in the stock records of the Corporation, and to any transfer agent for the shares. In addition to any information required by law, each written notice shall state: (i) the applicable Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all of the shares of a particular holder are to be redeemed, the number of such shares to be redeemed; (iv) the place or places where the holders of Series A Preferred Stock may present and surrender their shares for payment of the Redemption Price; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such Redemption Date.
          (e) At its election, the Corporation may, prior to the applicable Redemption Date, irrevocably deposit the Redemption Price for the shares of Series A Preferred Stock designated for redemption in trust with a bank or trust company that is not affiliated with the Corporation, in which case the notice of redemption to holders of record of the Series A Preferred Stock to be redeemed shall: (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Redemption Price and (iii) require such holders to present and surrender their related shares at such place on such Redemption Date against payment of the Redemption Price therefor. Any monies so deposited which remain unclaimed at the end of two years after the Redemption Date shall be returned by the bank or trust company to the Corporation, and after the return of such monies, the holders of the Series A Preferred Stock shall look solely to the Corporation for payment of the Redemption Price without interest.
          (f) Notice having been mailed in accordance with Section 4(d), from and after the applicable Redemption Date (unless the Corporation defaults in payment of the Redemption Price), all dividends on the shares of Series A Preferred Stock designated for redemption shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price therefor, shall terminate with respect to such shares, and such shares shall not thereafter be transferred on the Corporation’s stock records (except with the consent of the Corporation) or be deemed to be outstanding for any purpose whatsoever.
          (g) Notwithstanding anything to the contrary contained herein, unless full dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid for the then current Dividend Period, (i) no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and (ii) the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Series A Preferred Stock.
          (h) Any shares of Series A Preferred Stock that have been redeemed by the Corporation shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series, until once more designated as part of a particular series of Preferred Stock by the Board of Directors.
          (i) The Series A Preferred Stock shall not be entitled to the benefit of, or be subject to, any sinking fund and shall not be subject to mandatory redemption or redemption at the option of the holders thereof.
          (j) Notwithstanding anything to the contrary herein, the Corporation shall have the right to direct that the Redemption Price otherwise payable to the holders of the Series A Preferred Stock shall be paid to the Corporation in accordance with the provisions of Section 7. The shares of Series A Preferred Stock shall be redeemable prior to the fifth anniversary of the Issue Date only in the event the Corporation is entitled to exercise its setoff rights as set forth in Section 7, subject to prior approval of any governmental authority having regulatory jurisdiction over the Corporation.
     5. Voting Rights.
          (a) Holders of the Series A Preferred Stock shall not have any voting rights, except as required by law or as set forth herein.

          (b) Whenever full dividends on the Series A Preferred Stock shall not have been paid for the immediately preceding three consecutive calendar quarters and thereafter until the Corporation has paid full dividends on the Series A Preferred Stock for 12 consecutive calendar quarters (a “Preferred Dividend Default”) the holders of record of the Series A Preferred Stock (voting as a single class) shall be entitled to elect two additional directors (the “Preferred Stock Directors”) to the Board of Directors at a special meeting called by the holders of record of at least 10% of the outstanding shares of Series A Preferred Stock (unless such request is received less than 90 calendar days before the date fixed for the next annual meeting of stockholders) or, if the request for a special meeting is received by the Corporation less than 90 calendar days before the date fixed for the next annual meeting of stockholders, at the next annual meeting of stockholders, and at each subsequent annual meeting if a Preferred Dividend Default then exists. Upon election, the Preferred Stock Directors shall become directors of the Corporation and the authorized number of directors of the Corporation shall thereupon automatically be increased by two.
          (c) A Preferred Stock Director may be removed at any time with or without cause by the vote or consent of, and shall not be removed otherwise than by the vote or consent of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock then having the voting rights set forth in Section 5(b) voting as a single class. Any vacancy in the office of a Preferred Stock Director may be filled by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock then having the voting rights set forth in Section 5(b) voting as a single class. Each Preferred Stock Director shall be entitled to one vote on any matter considered by the Board of Directors.
          (d) On any matter in which the holders of Series A Preferred Stock are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each share of Series A Preferred Stock shall be entitled to one vote and a plurality of the voting power of such stock shall determine any such matter.
          (e) When a Preferred Dividend Default no longer exists, the holders of Series A Preferred Stock shall be divested of the voting rights set forth in Section 5(b) and the term of office of the Preferred Stock Directors elected pursuant to Section 5(b) shall terminate (subject to revesting in the event of each and every Preferred Dividend Default).
          (f) The Corporation shall not, without the affirmative vote or consent of the holders of record of a majority of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized, created or issued amount of, any class or series of the Corporation’s equity securities ranking, as to dividends or upon liquidation, on a parity with or senior to the Series A Preferred Stock, or reclassify any authorized class or series of equity securities of the Corporation into any such equity securities, or authorize, create or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities or (ii) amend, alter or repeal the provisions of the Articles of Incorporation (including this Statement of Designations, Rights, Preferences and Limitations), whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock.

          (g) The foregoing voting provisions shall not apply if, at or prior to the time when the action with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and funds sufficient to effect such redemption shall have been irrevocably deposited in trust for the holders thereof with a bank or trust company that is not affiliated with the Corporation.
     6. Conversion.
          (a) The holders of the Series A Preferred Stock may convert such shares, at the option of the holder, in whole or in part, into fully paid and non-assessable shares of Common Stock on the first day of any calendar quarter following the tenth anniversary of the Issue Date. Each share of Series A Preferred Stock may be converted into shares of Common Stock at a ratio of eighty (80) shares of Common Stock for every one share of Series A Preferred Stock (the “Conversion Rate”). The Conversion Rate shall be subject to proportional adjustment for stock splits, reverse splits and similar transactions undertaken by the Corporation; provided, however, that, following the Issue Date, the Conversion Rate shall not be adjusted or otherwise increased or decreased based on the increase or decrease in the fair market value of the Common Stock or the credit standing of the Corporation.
          (b) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent, and shall give written notice to the Corporation at its principal corporate office, of the election to convert all or a portion of the Series A Preferred Stock and shall state the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.
          (c) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall execute and deliver to the Corporation a shareholder agreement as the Corporation may request at the time of conversion provided such agreement is substantially similar in form and substance to the form of shareholder agreement then being used by the Corporation with other non-affiliated holders of the Common Stock. Such agreement may include, without limitation, restrictions upon the holder’s right to transfer shares, including the creation of an irrevocable right of first refusal in the Corporation, and provisions requiring the holder to transfer the shares to the Corporation in certain circumstances. Execution and delivery of a shareholder agreement by the holder pursuant to the foregoing shall be a condition precedent to the right to convert shares of Series A Preferred Stock into shares of Common Stock.
     7. Corporation’s Setoff Rights Regarding Indemnification Obligations.
          (a) Each holder of the Series A Preferred Stock, by its acceptance thereof, acknowledges and agrees that (i) a true and complete copy of the Stock Purchase Agreement has been received by or made available to such holder; (ii) First Western is liable for various indemnification obligations as set forth in Article 8.0 of the Stock Purchase Agreement; (iii) all shares of the Series A Preferred Stock, including any dividends (except as set forth herein and in the Stock Purchase Agreement), liquidating payments, redemption proceeds, distributions and other proceeds thereof, are subject to the indemnification obligations of First Western and the setoff rights of the Corporation under the Stock Purchase Agreement; and (iv) such holder may not be entitled to some or all of the dividends, liquidating payments, redemption proceeds, distributions and other proceeds of the Series A Preferred Stock in the event the Corporation exercises its setoff rights in accordance with the provisions of this Section 7. Defined terms used in the Section 7 without definition herein shall have the meanings set forth in the Stock Purchase Agreement.
          (b) Each holder of the Series A Preferred Stock, by its acceptance thereof, grants to the Corporation a right of setoff against all dividends, distributions or other payments the Corporation may make on or with respect to the Series A Preferred Stock, whether in redemption or otherwise, for any obligation of First Western to indemnify the Corporation or any of its affiliates under the Stock Purchase Agreement. This right of setoff is in addition to, and not in limitation of, any other right or remedy available to the Corporation under the Stock Purchase Agreement, at law or in equity.
          (c) First Western may, in its discretion, designate a liquidating trust or other entity for the benefit of the shareholders of First Western. Subject to the prior written consent of the Corporation, which consent will not be unreasonably withheld, and all other transfer restrictions applicable to the Series A Preferred Stock, First Western may distribute all of the Series A Preferred Stock as soon as practicable following the Closing to the trustee of such trust (or other entity reasonably acceptable to the Corporation). Notwithstanding the distribution or transfer of any of the Series A Preferred Stock, with or without the consent of the Corporation, the Corporation shall be entitled to set-off against the Series A Preferred Stock, subject to the provisions of this Section 7, for any amounts due to it from First Western pursuant to the indemnification provisions of Article 8.0 of the Stock Purchase Agreement. Upon request of the Corporation, and as a condition to the Corporation’s consent, if any, to any transfer of the Series A Preferred Stock, the Corporation may require any successor holder of the Series A Preferred Stock to execute and deliver such instruments and documents as the Corporation may reasonably request evidencing, among other things, the successor’s acknowledgement of the indemnification and setoff provisions of the Stock Purchase Agreement.
          (d) Notwithstanding anything to the contrary herein, the Corporation shall not be entitled to exercise its rights of set-off in respect of any Indemnification Demand until such time as either (i) First Western has agreed to pay such Indemnification Demand or (ii) such Indemnification Demand has been reduced to a final, non-appealable judgment in the case of a Third Party Claim or (iii) the amount of such Indemnification Demand has been otherwise resolved by arbitration or otherwise under the Stock Purchase Agreement. In the event an Indemnification Demand is disputed in part by First Western, each holder of the Series A Preferred Stock shall accept for set-off the undisputed amount of such Indemnification Demand. The amount of any Indemnification Demand that First Western agrees to pay or the amount of any such Indemnification Demand determined by judgment or arbitration is referred to herein as the “Set-Off Amount.”
          (e) Once a Set-Off Amount is so determined, the Corporation shall give First Western and the record holders of the Series A Preferred Stock, if different, written notice of at least five (5) business days of its intention to effectuate the set-off pursuant to this Section 7, which notice will specify in reasonable detail the basis for the set-off, the effective date of the set-off, the Set-Off Amount and the method of effecting the set-off in this Section 7(e). Such Set-Off Amount shall be made first by withdrawal of the Escrowed Dividends, if any; second by setoff against not more than seventy-five percent (75%) of any subsequent dividends or other distributions payable to the holders of the Series A Preferred Stock; and, third by setoff against any liquidating payments payable to the holders of the Series A Preferred Stock. In addition, and not in limitation of the foregoing, the Corporation may redeem, by written notice to the holders of the Series A Preferred Stock, that number of shares (and fractions thereof as applicable) of Series A Preferred Stock having a liquidation amount ($10,000.00 per share) equal to the remaining Set-Off Amount remaining unpaid at any time. Except as provided in the preceding sentences, nothing in this Section 7 shall relieve the Corporation from paying dividends when declared on the Series A Preferred Stock in accordance with the terms hereof. Within ten (10) business days of the date of receipt of the notice of redemption, the holders of the Series A Preferred Stock shall submit to the Corporation for cancellation certificates representing a liquidation amount of Series A Preferred Stock equal to or exceeding the Set-Off Amount. The Corporation shall promptly cause to be issued and delivered to the then holders certificates representing the excess shares (and fractions thereof as applicable) of the Series A Preferred Stock submitted, registered in the name of the then holders. The redemption of Series A Preferred Stock for the payment of a Set-Off Amount is within the sole discretion of the Corporation, subject to the prior approval of Regulators having jurisdiction over the Corporation. Nothing in the terms of the Series A Preferred Stock is intended, or shall be interpreted to require, the Corporation to redeem all or any portion of the Series A Preferred Stock at any time or under any circumstances.
          (f) The maximum aggregate Set-Off Amount shall not exceed the sum of Fifty Million Dollars ($50,000,000.00). No dividends previously paid prior to the date of an Indemnification Demand on the Series A Preferred Stock shall be subject to set-off or recoupment.
          (g) For so long as an Indemnification Demand is disputed, outstanding, unresolved, or unpaid, seventy-five percent (75%) of each dividend declared and paid on the Series A Preferred Stock (the “Escrowed Dividends”) shall be paid by the Corporation to an escrow account to be established by the Corporation with Wells Fargo Bank, U.S. Bank, Zions Bank or, if none of the foregoing banks are willing or able to serve as escrow agent, a bank selected by the Corporation with capital in excess of $1.0 billion and not then affiliated with the Corporation (the “Escrow Agent”) to be held and invested by the Escrow Agent in United States Treasury obligations (or such other investments as directed from time to time by the joint written instructions of the Corporation and First Western to the Escrow Agent), and the remaining twenty-five percent (25%) of each such dividend shall be paid to the holders of the Series A Preferred Stock. The Escrow Agent shall distribute the Escrowed Dividends and any and all earnings thereon to the Corporation or the holders when and to the extent that such Indemnification Demand is resolved in accordance with the joint written instructions of the Corporation and First Western. Income taxes due on amounts earned on the Escrowed Dividends shall be payable by the parties entitled to such Escrowed Dividends in the proportions ultimately distributed to them. The Corporation shall furnish First Western and the then holders of the Series A Preferred Stock, if different, with a copy of the escrow agreement for review and comment before it is executed and with a signed copy of the escrow agreement when it is executed.

          (h) For purposes of any Corporation notice and other obligations hereunder, the holders of the Series A Preferred Stock shall be the Person or Persons registered as the legal owner of the Series A Preferred Stock upon the Corporation’s books and records.
     8. Exclusion of Other Rights. The shares of Series A Preferred Stock shall not have any preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions other than those specifically set forth in this Statement of Designations, Rights, Preferences and Limitations. The shares of Series A Preferred Stock shall not have the benefit of, and shall not be subject to, any preemptive or similar rights.
     9. Headings. Headings are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     10. Severability of Provisions. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or other term or condition of the Series A Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and other terms or conditions of the Series A Preferred Stock which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or other term or condition of the Series A Preferred Stock shall be deemed dependent upon any other provision thereof unless so expressed therein.
     11. Restrictions on Transfer.
          (a) Neither the Series A Preferred Stock nor the Common Stock issuable upon conversion thereof (collectively, the “Securities”) have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, until so registered, may not be offered or sold except in a transaction exempt from, or not subject to, the registration requirements of the Securities Act. Additional restrictions on the sale or transfer of the Securities are set forth herein.
          (b) Except with the prior written consent of the Corporation, which consent shall not be unreasonably withheld, and provided First Western has complied with all transfer restrictions applicable to the Series A Preferred Stock, prior to the full and final satisfaction of, and termination of, the indemnification obligations of First Western under the Stock Purchase Agreement and the satisfaction of all Set-Off Amounts, neither First Western nor any permitted successor shall sell, assign, transfer, pledge, grant a security interest in or otherwise dispose of any right, title or interest in or to the Securities, including, without limitation, any distribution by First Western or any permitted successor to or for the benefit of any First Western shareholder. Without limiting the foregoing, as a condition to the consent of the Corporation, the Corporation may in its discretion require any transferee or other successor to First Western in or to the Securities to execute and deliver documents or instruments necessary or appropriate in the judgment of the Corporation (i) for the compliance with any law, rule or regulation, including, without limitation, applicable federal and state securities laws, or (ii) relating to the right of setoff or other remedy of the Corporation with respect to the Series A Preferred Stock as set forth in Section 7.
          (c) Except as set forth in Section 11(b), no holder of the Series A Preferred Stock may sell, assign, transfer, pledge, grant a security interest in or otherwise dispose of any right, title or interest in or to the Securities.
          (d) Unless and until shares of the Series A Preferred Stock are registered under the Securities Act, prior to (i) the date that is two years (or such shorter period of time specified in Rule 144(k) under the Securities Act) after the later of the date of original issuance of the applicable shares and the last date on which the Corporation or any Affiliate (as defined in Rule 405 under the Securities Act) of the Corporation was the owner of such shares and (ii) such later date, if any, as may be required by applicable law, all certificates representing the Securities, and any securities issued in respect thereof or exchange therefore, shall bear the following legend and be subject to the restrictions specified therein:
THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF, AS THE CASE MAY BE, AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS THE LATER OF (i) TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(k) UNDER THE SECURITIES ACT) AFTER THE LATER OF (A) THE DATE OF ORIGINAL ISSUANCE HEREOF AND (B) THE LAST DATE ON WHICH THE CORPORATION OR ANY AFFILIATE (AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT) OF THE CORPORATION WAS THE HOLDER OF THIS SECURITY OR SUCH INTEREST OR PARTICIPATION (OR ANY PREDECESSOR THERETO) AND (ii) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY ANY SUBSEQUENT CHANGE IN APPLICABLE LAW, ONLY (A) TO THE CORPORATION, (B) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER”, AS DEFINED IN RULE 144A, THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE

SECURITIES ACT TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3), (7) OR (8) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SECURITY OR SUCH INTEREST OR PARTICIPATION FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES PURSUANT TO REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT; SUBJECT TO THE CORPORATION’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C) OR (E) ABOVE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO IT. PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, THE HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF, AS THE CASE MAY BE, AGREES THAT IT WILL COMPLY WITH THE FOREGOING RESTRICTIONS. THE HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF, AS THE CASE MAY BE, FURTHER AGREES THAT IT WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTIONS WITH REGARD HERETO OR THERETO EXCEPT AS PERMITTED BY THE SECURITIES ACT.
THE HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF, AS THE CASE MAY BE, ALSO AGREES, REPRESENTS AND WARRANTS THAT IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, AND NO PERSON INVESTING “PLAN ASSETS” OF ANY PLAN MAY ACQUIRE OR HOLD THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS SECURITY OR SUCH INTEREST OR PARTICIPATION IS NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE WITH RESPECT TO SUCH PURCHASE OR HOLDING. ANY PURCHASER OR HOLDER OF THIS SECURITY OR ANY INTEREST OR

PARTICIPATION HEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING HEREOF OR THEREOF, AS THE CASE MAY BE, THAT EITHER (i) IT IS NOT AN EMPLOYEE BENEFIT PLAN WITHIN THE MEANING OF SECTION 3(3) OF ERISA, OR A PLAN TO WHICH SECTION 4975 OF THE CODE IS APPLICABLE, A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF AN EMPLOYEE BENEFIT PLAN OR PLAN, OR ANY OTHER PERSON OR ENTITY USING THE ASSETS OF ANY EMPLOYEE BENEFIT PLAN OR PLAN TO FINANCE SUCH PURCHASE, OR (ii) SUCH PURCHASE AND HOLDING WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH THERE IS NO APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTION.
          (e) The Securities, and any securities issued in respect thereof or exchange therefore, shall also bear the following legends and be subject to the restrictions specified therein until such time as all such restrictions have expired and are no longer applicable to the Securities:
     THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITY REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO SIGNIFICANT RESTRICTIONS AS SET FORTH IN THE CORPORATION’S ARTICLES OF INCORPORATION, AS AMENDED (THE “ARTICLES”). A COPY OF THE ARTICLES MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION AT THE OFFICES OF THE CORPORATION.
     THE SECURITY REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCK PURCHASE AGREEMENT DATED AS OF SEPTEMBER 18, 2007 BETWEEN THE CORPORATION AND FIRST WESTERN BANCORP., INC., A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE CORPORATION AT THE OFFICES OF THE CORPORATION.
          (f) The Securities, and any securities issued in respect thereof or exchange therefore, shall also bear the following legends and be subject to the restrictions specified therein:
     THE VOTING POWERS, LIQUIDATION RIGHTS, DESIGNATIONS, PREFERENCES, RESTRICTIONS, LIMITATIONS, AND RELATIVE RIGHTS APPLICABLE TO THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SET FORTH IN THE ARTICLES OF THE CORPORATION AS FILED WITH THE STATE OF MONTANA, OFFICE OF THE SECRETARY OF STATE, ALL THE TERMS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE.
     THE CORPORATION WILL FURNISH TO ANY SHAREHOLDER UPON REQUEST AND WITHOUT CHARGE, A STATEMENT OR SUMMARY OF: THE DESIGNATIONS, PREFERENCES, RESTRICTIONS, LIMITATIONS AND RELATIVE RIGHTS APPLICABLE TO EACH CLASS OF SHARES THE CORPORATION IS AUTHORIZED TO ISSUE; THE VARIATIONS IN PREFERENCES, RESTRICTIONS, LIMITATIONS AND RELATIVE RIGHTS DETERMINED FOR EACH SERIES OF

SHARES WITHIN A CLASS; AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE VARIATIONS FOR ANY EXISTING OR FUTURE CLASS OR SHARES.
          (g) The Corporation shall deliver or make available, by hardcopy or electronic transmission, (i) to each holder of record of Series A Preferred Stock each Report on Form 10-K or Form 10-KSB and Form 10-Q or Form 10-QSB, if any, prepared by the Corporation and filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) within 10 Business Days after the filing thereof or (ii) if the Corporation is (a) not then subject to Section 13 or 15(d) of the Exchange Act (a “Private Entity”) or (b) exempt from reporting pursuant to Rule 12g3-2(b) thereunder, to each holder of record of Series A Preferred Stock and prospective transferees of each such holder, upon request, the information required by Rule 144A(d)(4) under the Securities Act. Notwithstanding the foregoing, so long as the Corporation is (i) a Private Entity that, on the Issue Date, is required to provide audited consolidated financial statements to its primary regulatory authority, (ii) a Private Entity that, on the Issue Date, is not required to provide audited consolidated financial statements to its primary regulatory authority but subsequently becomes subject to the audited consolidated financial statement reporting requirements of that regulatory authority or (iii) subject to Section 13 or 15(d) of the Exchange Act on the Issue Date or becomes so subject after the date hereof but subsequently becomes a Private Entity, then, within 90 days after the end of each fiscal year, beginning with the fiscal year in which the shares were originally issued if the Corporation was then subject to (x) Section 13 or 15(d) of the Exchange Act or (y) audited consolidated financial statement reporting requirements of its primary regulatory authority or, otherwise, the earliest fiscal year in which the Corporation becomes subject to (1) Section 13 or 15(d) of the Exchange Act or (2) the audited consolidated financial statement reporting requirements of its primary regulatory authority, the Corporation shall deliver, by hardcopy or electronic transmission, to each holder of record of Series A Preferred Stock, unless otherwise provided pursuant to the preceding sentence, (A) a copy of the Corporation’s audited consolidated financial statements (including balance sheet and income statement) covering the related annual period and (B) the report of the independent accountants with respect to such financial statements.
          (h) If and so long as the Corporation has actual knowledge that First Western, or its successor, is a beneficial owner of shares of Series A Preferred Stock, the Corporation will cause copies of its reports on Form FR Y-9C and Form FR Y-9LP to be delivered or made available, by hardcopy or electronic transmission, to such beneficial owner promptly following their filing with the applicable regulatory authority.

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